Exhibit 99.1

Intelligent Bio Solutions Plans to Add Fentanyl Testing as it Further Enhances its Fingerprint-Based Drug Screening Solution

Lab-testing pathway to expand capabilities of proprietary drug test screening to detect potent opioid fentanyl and fentanyl-adulterated street drugs

Opioid crisis estimated to be costing the U.S. $1.5 trillion annually; illicitly manufactured fentanyl by far the most commonly involved opioid in overdose deaths

NEW YORK, May 16, 2023 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced plans to add the potent synthetic opioid drug, fentanyl, and fentanyl-adulterated street drugs, to the panel of substances detected by its lab-based confirmation testing using fingertip sweat collected by its proprietary Intelligent Fingerprinting Drug Screening System.

According to CDC figures1, U.S. overdose deaths were at a run rate of over 100,000 for the 12 months ended November 2022, with 81.9% of these deaths involving at least one opioid. Illicitly manufactured fentanyl is by far the most commonly involved opioid2. The Company is combatting this healthcare crisis by expanding the capabilities of its lab-based confirmation testing service to detect fentanyl and its related analogues in samples collected by its fingerprint-based drug testing system.

“By seeking to add fentanyl and other fentanyl-adulterated street drugs to our fingerprint-based lab-based confirmation drug testing panel, we are furthering our commitment to equipping workplaces to better combat the opioid issue. Fentanyl, and fentanyl-adulterated street drugs such as Tranq, continue to fuel an opioid crisis that the U.S. Joint Economic Committee estimates3 is costing the country nearly $1.5 trillion a year and causing tragic impacts to many lives. We believe making drug testing for fentanyl non-invasive, quick, and hygienic is an important step towards addressing this crisis,” said Harry Simeonidis, President and CEO of Intelligent Bio Solutions.

The unique, non-invasive Intelligent Fingerprinting system features a hygienic, non-biohazardous collection cartridge that collects ten fingerprint sweat samples in under a minute. Fingerprint testing provides a quick and dignified approach that is much more convenient than traditional urine or saliva drug testing methods. Picogram levels of chemical sensitivity will allow the presence of fentanyl or fentanyl-adulterated street drugs to be identified by laboratory tests using Liquid Chromatography with tandem Mass Spectrometry (LC-MS/MS) analysis.

1 https://www.cdc.gov/nchs/nvss/vsrr/drug-overdose-data.htm

2 https://www.cdc.gov/drugoverdose/fatal/dashboard/index.html

3https://www.jec.senate.gov/public/_cache/files/67bced7f-4232-40ea-9263-f033d280c567/jec-cost-of-opioids-issue-brief.pdf

“Fentanyl is estimated to be around 50 times more potent than heroin, and detection can be challenging given that just 2mg of fentanyl is considered to be a fatal dose by the DEA4. Intelligent Fingerprinting’s proprietary testing approach features an advanced sample collection cartridge technology that is suitable for confirming the presence of fentanyl and street drugs through back-to-the-lab LC-MS/MS tests. This is an area that we believe could represent a significant market opportunity for INBS, both in the US and other international markets,” Mr. Simeonidis added.

In addition to its portability and ease-of-use, the non-invasive nature of the Intelligent Fingerprint drug test can also help provide early intelligence on cause of death, with fingerprint test samples providing evidence of recent use of opiates, methamphetamine, cocaine and cannabis.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (the “Company”) (Nasdaq: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company’s Intelligent Fingerprinting Drug Screening System is revolutionizing portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. This highly accurate, hygienic, and cost-effective system screens for recent use of drugs commonly found in the workplace, including opioids, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology is a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform is being expanded to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to, develop and commercialize the fentanyl tests described in this release, develop and commercialize its other diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com

Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com

4https://www.dea.gov/sites/default/files/2021-09/DEA_Fact_Sheet-Counterfeit_Pills.pdf